Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Air Methods Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-24980, 33-46691, 33-55750, 33-65370, 33-75742, 333-108599, and 333-138771) of Air Methods Corporation (the Company) of our reports dated March 14, 2008, with respect to the consolidated balance sheets of Air Methods Corporation as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and the related consolidated financial statement schedule, Schedule II – Valuation and Qualifying Accounts and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Air Methods Corporation.

Our report with respect to the consolidated financial statements refers to the Company’s adoptions of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007 and SFAS No. 123(R), Share-Based Payment, effective January 1, 2006. Our report also refers to a change in method of accounting for revenue and uncompensated care in 2006.

KPMG LLP

Denver, Colorado
March 14, 2008